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INTEGRITY APPLICATIONS, INC.

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Integrity Applications, Inc. Announces Adjournment of Annual Meeting

ASHKELON, Israel – July 9, 2014 -- Integrity Applications, Inc. (OTCQB: IGAP) (the "Company" or "Integrity"), developer of the GlucoTrack model DF-F noninvasive blood glucose measurement device, announced today that its annual meeting of stockholders scheduled for, and convened on July 8, 2014, was adjourned due to the lack of requisite quorum.  Only stockholders of record on the record date, May 20, 2014, are entitled to and are being requested to vote.

The annual meeting has been adjourned to July 22, 2014 at 4:00 p.m. Israel time (9:00 a.m. Eastern Daylight Time) at 102 Ha’Avoda St., Ashkelon, Israel, to allow additional time for the stockholders to vote on the proposals set forth in the Company’s proxy statement filed with the SEC, which is available at http://www.sec.gov/Archives/edgar/data/1506983/000117891314001485/zk1414817.htm.

During the period of the adjournment, the Company will continue to solicit proxies from its stockholders with respect to the proposals set forth in the Company’s proxy statement.  Proxies previously submitted in respect of the meeting will be voted at the adjourned meeting unless properly revoked. Stockholders who would like to vote directly at the meeting can obtain a ballot by contacting the Company by telephone: 972-(8)- 675-7878 or sending an email to eranh@integrity-app.com.

The Company encourages all stockholders who have not yet voted to do so before July 21, 2014 at 11.59 p.m. (Eastern Daylight Time). The stockholders may vote by internet at www.voteproxy.com, or by telephone at 1-800-776-9437 in the United States or 1-718-921-8500 from foreign countries and follow the instructions, or in person by attending the adjourned Annual Meeting.

Except as previously disclosed, no changes have been made in the proposals to be voted on by stockholders at the annual meeting.  The Company’s proxy statement and any other materials filed by the Company with the SEC remain unchanged and can be obtained free of charge at the SEC’s website at www.sec.gov and at http://www.astproxyportal.com/ast/16881/.

About GlucoTrack

GlucoTrack features a small sensor that clips to the earlobe and measures the wearer’s blood glucose level by taking measurements using three technologies. The measurements are analyzed using a proprietary algorithm and displayed on a small handheld device, the size of a mobile phone. The derived blood glucose measurement is also announced verbally, making it suitable for the elderly and vision-impaired diabetes patients. The company has obtained a CE Mark for its GlucoTrack Model DF-F in Europe (June 2013) and intends to seek Food and Drug Administration approval for GlucoTrack in the United States.

About Integrity Applications, Inc.

Integrity Applications, Inc. is a medical device company focused on the design, development and commercialization of non-invasive glucose monitoring devices for use by people with diabetes. Integrity Applications has developed the GlucoTrack model DF-F non-invasive glucose monitoring device, which is designed to help people with diabetes obtain blood glucose level measurements without the pain, inconvenience, incremental cost and difficulty or discomfort of conventional (invasive) spot finger stick devices. Integrity Applications works primarily through its wholly-owned Israeli subsidiary, A.D. Integrity Applications, Ltd. For more information please visit www.integrity-app.com.

Contact:

Integrity Applications
Eran Hertz, +972 (8) 675-7878 ext. #3
CFO
eranh@integrity-app.com